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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                     Contact:
                                          David J. Hegarty, President, or
                                          John R. Hoadley, Treasurer
                                          (617) 796-8350
                                          www.snhreit.com




 Senior Housing Properties Trust Announces Its Sending of Notice of Termination
            of Marriott Management Agreements and Related Litigation

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      NEWTON, MA (November 27, 2002):  Senior Housing Properties Trust (NYSE:
SNH) today announced that it and Five Star Quality Care, Inc. (AMEX: FVE) sent a notice of management contract terminations to Marriott Senior Living Services, Inc., a subsidiary of Marriott International, Inc. (NYSE: MAR).

      The notice of terminations concerns 31 senior living communities with 7,491 living units located in 13 states. These communities are owned by SNH and leased to FVE. At the time these properties were acquired by SNH they were subject to long term Marriott management contracts. SNH and FVE determined to terminate Marriott's management contracts, among other reasons, because they believe payments from Marriott to FVE required under the management contracts have not been timely made and because SNH and FVE believe Marriott has improperly allocated charges to the operations of the 31 communities which resulted in greater profits to Marriott and lesser earnings by FVE from these communities.

      SNH also announced that it and FVE have commenced a lawsuit in the Massachusetts Superior Court seeking a declaratory judgment that Marriott may not proceed with a transfer of the management contracts for these 31 communities as part of a planned sale by Marriott of its Marriott Senior Living Services business. On the same day that this lawsuit was commenced, Marriott brought a separate lawsuit against SNH and FVE in the Circuit Court for Montgomery County, Maryland, seeking to prevent SNH and FVE from terminating its management contracts. At Marriott's request, the Maryland court had an expedited hearing late in the day on Wednesday, November 27, 2002, and that court decided to temporarily restrain the effectiveness of the notice of terminations at least until a full hearing can be held in December 2002.

      As a result of the Maryland court ruling, no further action will be taken to terminate Marriott's operations of the 31 managed communities. If and when that court order is modified, SNH expects FVE will assume operating responsibility for these 31 communities after a contractual transition period. FVE's lease of those 31 communities requires FVE to pay SNH rent of

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approximately $63 million per year. SNH does not believe that the pending litigation or termination of the Marriott management contracts will result in an interruption in rent paid by FVE to SNH.

      In addition to the 31 managed communities, Marriott directly leases 14 communities from SNH. These 14 communities contain 4,030 living units and are located in 7 states. These leases extend through 2013 and require Marriott to pay SNH rent of approximately $30 million per year. The rent due under these leases is guaranteed by Marriott International, Inc. None of the termination actions or litigation described above are intended to affect the continuation of these leases or the Marriott International guaranty.

      Senior Housing Properties Trust is a real estate investment trust headquartered in Newton, MA which owns 119 properties, including independent living apartments, assisted living facilities, hospitals and nursing homes, located in 29 states which are leased to various health care and senior living operating companies.

                  WARNING REGARDING FORWARD LOOKING STATEMENTS

      THE FOREGOING PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON SNH'S CURRENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR. FOR EXAMPLE, SNH BELIEVES THAT CERTAIN CHARGES BY MARRIOTT TO THE 31 MANAGED COMMUNITIES ARE IMPROPER. HOWEVER, DISCOVERY DURING A LAWSUIT OR DECISIONS BY A COURT COULD RESULT IN DIFFERENT AND CONTRARY CONCLUSIONS. SIMILARLY, SNH CURRENTLY EXPECTS FVE MAY ASSUME THE OPERATIONS OF THE 31 SENIOR LIVING COMMUNITIES WHICH ARE MANAGED BY MARRIOTT AND THAT THIS CHANGE IN OPERATIONS WILL NOT RESULT IN AN INTERRUPTION IN THE RENT PAID BY FVE TO SNH FOR THESE COMMUNITIES. HOWEVER, MARRIOTT IS DISPUTING THE TERMINATION OF ITS CONTRACTS AND MAY REFUSE TO COOPERATE IN THE TRANSITION OF THESE OPERATIONS, AND SUCH ACTIONS BY MARRIOTT MAY CAUSE FINANCIAL LOSSES TO FVE WHICH MAKE IT IMPOSSIBLE FOR FVE TO CONTINUE TO PAY RENT DUE SNH. THE PENDING LITIGATION COULD BE EXPENSIVE AND MIGHT HAVE UNEXPECTED OUTCOMES. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON SUCH FORWARD LOOKING STATEMENTS.





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